                                                                     Exhibit 4.3


                                      EXHIBIT D


                            REGISTRATION RIGHTS AGREEMENT


      This Registration Rights Agreement (the "Agreement") is entered into as of December __, 1995, by and among StarBase Corporation, a Delaware corporation (the "Company"), and the undersigned holders of Units (each comprised of one share of Series B Preferred Stock and one warrant to purchase one share of Series B Preferred Stock) and Common Stock of the Company (the "Shareholders").

                                       RECITALS

      A. The Company is issuing up to 2,500,000 Units to the purchasers of Units pursuant to Series B Preferred Stock Subscription Agreements of even date herewith (collectively, the "Series B Agreement").

      B. The undersigned holders of Common Stock are currently party to a Registration Rights Agreement dated September 16, 1994 (the "Prior Agreement") which granted them certain registration rights with respect to such shares acquired upon conversion of the Company's previously outstanding Series A Preferred Stock.

      C. The Company desires to grant certain registration rights to the Shareholders and to amend, restate and supersede the Prior Agreement.

                                      AGREEMENT

      In consideration of the foregoing and of the mutual promises and covenants contained herein, the parties agree as follows:

      1.        REGISTRATION RIGHTS

                1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

      "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

      "CONVERSION STOCK" means the Common Stock issued or issuable upon conversion of the Preferred.

      "HOLDER" shall mean any shareholder of the Company holding Registrable Securities and any person holding Registrable Securities to whom the rights under this Section 1 have been transferred in accordance with Section 1.9.

      "INITIATING HOLDERS" shall mean any Holders or transferees of Holders under Section 1.9 hereof who in the aggregate are Holders of a total of at least 500,000 shares of Registrable Securities, measured on an as-converted basis, as adjusted for stock splits and recombinations, recapitalizations and the like.

      "PREFERRED" means the shares of Series B Preferred Stock of the Company issued pursuant to the Series B Agreement and upon exercise of the warrants contained in the Units.

      "REGISTRABLE SECURITIES" means (I) the Conversion Stock, the Common Stock of the Company issued or issuable in respect of the Conversion Stock or other securities issued or issuable upon conversion of the Preferred or upon any stock split, stock dividend, recapitalization, or similar event, or any Common Stock otherwise issued or issuable with respect to the Preferred or the Conversion Stock and (ii) shares of Common Stock acquired upon conversion of the Company's previously outstanding Series A Preferred Stock, and any other securities issued or issuable with respect to such shares upon any stock split, stock dividend, recapitalization or similar event, or any Common Stock otherwise issued or issuable with respect to such shares of Common Stock; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (a) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (b) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

      The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

      "REGISTRATION EXPENSES" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 1.2, 1.3 and
1.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders in the event of each registration provided for in Sections 1.2, 1.3 and
1.4 hereof.

      "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

      "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth above, all reasonable fees and disbursements of one special counsel for the selling Holders.


                1.2    REQUESTED REGISTRATION.

                       (a) Request for Registration. If, any time after August 8, 1996, the Company shall receive from Initiating Holders a written request that the Company effect any registration with respect to a number of shares either (x) equal to at least 500,000 shares of the Registrable Securities, or (y) the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed Ten Million Dollars ($10,000,000), the Company will:

                       (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

                       (ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; PROVIDED, HOWEVER, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2:

                               (A)   In any particular jurisdiction in which
      the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                               (B)   Within one hundred eighty (180) days of
      the effective date of any registration statement filed by the Company pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan);

                               (C)   After the Company has effected two such
      registrations pursuant to this Section 1.2(a), and such registrations have been declared or ordered effective (provided that, if prior to the effectiveness of a registration statement, the number of Holders participating or the number of shares of Registrable Securities would not be sufficient to initiate a registration pursuant to this Section 1.2(a), the Company may withdraw its registration statement and, unless (1) such insufficiency resulted from shares of Registrable Securities being withdrawn as a result of a materially adverse event or circumstance relating to the Company which was not known to the Initiating Holders at the time of their request for demand registration or (2) the Holders shall have reimbursed the Company for its reasonable expenses incurred in connection with such withdrawn registration statement within one hundred twenty (120) days after withdrawal, the Company will be deemed to have satisfied one of its obligations to register Registrable Securities for purposes of this Section 1.2(a)(ii)(C));

                               (D)   If the Company shall furnish to such
      Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 1.2 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of the original written request from the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

      Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.

                (b) Underwriting. In the event that a registration pursuant to Section 1.2 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 1.2(a)(I). In such event, the right of any Holder to participate in such registration shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 1.2, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

      The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this
Section 1.2, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all participating Holders and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all participating Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

      If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities, and/or other securities so withdrawn shall also be withdrawn from registration, and such securities shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

      If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other shareholders) in such registration if the underwriter so agrees and if the number of Registrable Securities that would otherwise have been included in such registration and underwriting will not thereby be limited.

                1.3    Company Registration.

                       (a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (I) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Commission Rule 145 transaction, or (iii) a registration effected pursuant to Sections 1.2 or 1.4 hereof, the Company will:

                               (i)   promptly give to each Holder written
      notice thereof; and

                               (ii)  include in such registration (and any
      related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

                       (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(I). In such event the right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder's participation in such underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the managing underwriter determines that marketing factors require limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration. The Company shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of securities that may be included in the registration and underwriting (other than on behalf of the Company) shall be allocated among all Holders and such other holders (provided that such other holders have contractual rights to participate in such registration which are not subordinate to the Holders) in proportion, as nearly as practicable, to the respective amounts of Registrable Securities or other securities requested to be included in such registration by such Holders and such other holders. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest 100 shares. If any Holder or holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

                       (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

                1.4    Registration on Form S-3.

                               (a)   If any Holder or Holders request that the
      Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $500,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, then the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect more than two
      (2) registrations per calendar year pursuant to this Section 1.4. The substantive provisions of Section 1.2(b) shall be applicable to each registration initiated under this Section 1.4.

                               (b)   Notwithstanding the foregoing, the Company
      shall not be obligated to take any action pursuant to this Section 1.4:

                               (i)   in any particular jurisdiction in which
      the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                               (ii)  if the Company, within ten (10) days of
      the receipt of the request of the Holders pursuant to Section 1.4(a), gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request and the Company is using good faith efforts to effect such filing (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities);

                               (iii) within one hundred eighty (180) days of
      the effective day of any registration referred to in Sections 1.2 and 1.3 above filed by the Company;

                               (iv)  if the Company shall furnish to such
      Holder a certificate signed by the President of the Company stating that in good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such registration by such Holder; provided, however, that the Company may not utilize this right more than once in any twelve
      (12) month period; or
                               (v)   with respect to any Holder, if all
      remaining Registrable Securities held by such Holder may be sold under Rule 144 during the three (3) month period after the registration request pursuant to this section.

                1.5 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with all registrations pursuant to Sections 1.2, 1.3 and
1.4 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

                1.6 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense the Company will:

                               (a)   Prepare and file with the Commission a
      registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the Registration Statement has been completed; and

                               (b)   Furnish to the Holders participating in
      such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.

                1.7    INDEMNIFICATION.

                               (a)   The Company will indemnify each Holder,
      each of its officers and directors and partners, and each person controlling such person within the meaning of Section 15 of the Securities Act, or any other person acting on behalf of such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable to any such person in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission), made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein or the preparation thereby.

                               (b)   Each Holder will, if Registrable
      Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, any person acting on behalf of the Company or such underwriter, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, and any person acting on behalf of such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein or the preparation thereby. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited to the gross proceeds from the offering received by such Holder, unless such liability arises out of or is based on willful conduct by such Holder.

                               (c)   Each party entitled to indemnification
      under this Section 1.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement.

                1.8 INFORMATION BY HOLDER. The Holders of securities included in any registration shall furnish to the Company such information regarding such Holders, the Registrable Securities held by them and the distribution proposed by such Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

                1.9 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted Holders under sections 1.2, 1.3 and
1.4 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by a Holder provided that: (I) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) such assignee or transferee (together with its Related Persons, as defined below) acquires at least 100,000 shares of Registrable Securities (appropriately adjusted for stock splits, reorganizations, recapitalizations and the like) and (iii) the transferee or assignee is not, in the reasonable discretion of the Company, a competitor of the Company.

                1.10 STANDOFF AGREEMENT. Each Holder agrees in connection with the Company's initial public offering of the Company's securities that, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters; provided, that the officers and directors of the Company who own stock of the Company also agree to such restrictions.

                1.11 TERMINATION. Any registration rights granted pursuant to this Section 1 shall terminate with respect to all Holders on the fifth anniversary of the Company's initial registered public offering.




                2.     MISCELLANEOUS

                2.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of California as applied to transactions taking place between California residents and wholly within the State of California.

                2.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby.

                2.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                2.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and holders representing a majority of the Registrable Securities to the extent enforcement of any such amendment, waiver, discharge or termination is sought against the Company or the Holders.

                2.5 EFFECT ON PRIOR AGREEMENT. The provisions of this Agreement amend and supersede any rights or obligations under the Prior Agreement.

                2.6 NOTICES, ETC. Any notice, request, demand or other communication given by any party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given (I) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given notice, or (iv) when transmitted by telex (or equivalent service), the sender having received the answer back of the addressee, or (v) when delivered by facsimile transmission, upon confirmation of receipt. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

Notice to the Company          StarBase Corporation
shall be sufficient if         William Stow III, Chief Executive Officer
given to:                      18872 MacArthur Boulevard
                               Irvine, CA 92715

with a copy to:                Gray Cary Ware & Freidenrich
                               400 Hamilton Ave.
                               Palo Alto, CA 94301
                               Attn: Timothy J. Moore

      Notice to a Holder shall be sufficient if given to such Holder at the address or telex (or equivalent) number provided by such Holder in writing to the Company in accordance with this section.


                2.7 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

                2.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                2.9 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable the remainder of this Agreement and application of such provision to persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto, the parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                2.10 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only are not considered in construing or interpreting this Agreement.

The foregoing agreement is hereby executed as of the date first above written.



                                  COMPANY

                                  StarBase Corporation, a Delaware corporation


                                  By:
                                       William Stow, President

                              COUNTERPART SIGNATURE PAGE
                               TO STARBASE CORPORATION
                            REGISTRATION RIGHTS AGREEMENT
                            DATED AS OF DECEMBER __, 1995



"HOLDER"

If you are an individual, print your
name and sign below.


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Name (Please Print)


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Signature



If you are signing on behalf of an
entity, please print the name of
the entity and sign below, indicating
your title.


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Name of Entity (Please Print)


By: -------------------------
     Name of Signatory (Please Print)


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Signature


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Title